Gossamer Bio Announces Appointment of Sandra Milligan, M.D., J.D., to its Board of Directors
SAN DIEGO — (BUSINESS WIRE) — June 14, 2021 — Gossamer Bio, Inc. (Nasdaq: GOSS), a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology, today announced the appointment of Sandra Milligan, M.D., J.D., to its Board of Directors.
“It is an honor to welcome Dr. Sandra Milligan to the Gossamer Bio team,” said Faheem Hasnain, Chairman, President and CEO of Gossamer Bio. “Dr. Milligan has a wealth of experience and knowledge that will be invaluable to Gossamer’s ongoing efforts to deliver novel therapies to patients in need. The rest of the Board of Directors and I look forward to collaborating closely with her.”
Since June 2020, Dr. Milligan has served as the Head of Research and Development of Organon & Co. Before joining Organon, Dr. Milligan served as Merck & Co.’s Senior Vice President and Head of Global Regulatory Affairs and Clinical Safety, from 2015 to 2020. Previously, from 2012 to 2015, she served as Vice President of Product Development Regulatory for Genentech, Inc., and from 2002 to 2012, she was at Amgen Inc. in positions of increasing responsibility across legal and regulatory affairs functions. Dr. Milligan served in the United States Army Medical Corps from 1987 to 1994. Dr. Milligan was on the Board of Directors of the Drug Information Association, or DIA, from 2011 to 2017, including serving as chair, and is now a DIA fellow.
Dr. Milligan received a B.S. in Biology and a B.A. in Psychology from the University of California, Irvine. Additionally, she is a graduate of George Washington University School of Medicine and received a J.D. from the Georgetown University Law Center.
About Gossamer Bio
Gossamer Bio is a clinical-stage biopharmaceutical company focused on discovering, acquiring, developing and commercializing therapeutics in the disease areas of immunology, inflammation and oncology. Its goal is to be an industry leader in each of these therapeutic areas and to enhance and extend the lives of patients suffering from such diseases.
For Investors and Media:
Bryan Giraudo, Chief Financial Officer
Gossamer Bio Investor Relations
ir@gossamerbio.com